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                                                                 EXHIBIT 3 "i".2

                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                        GOODRICH PETROLEUM CORPORATION

        Goodrich Petroleum Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

                FIRST: That by unanimous written consent of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation declaring such amendment to be advisable and calling a special meeting of the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

                RESOLVED, that the Board of Directors deems it advisable and in the best interest of the Corporation to reduce the number of outstanding shares of common stock of the Corporation by effecting a reverse stock split of the Corporation's outstanding shares of common stock by reclassifying each eight (8) shares of common stock held into one (1) share of common stock; and to reduce the number of authorized shares of common stock of the Corporation from 100,000,000 shares to 25,000,000 shares, by amending the first paragraph of article IV of the Restated Certificate of Incorporation to read in its entirety as follows:

                        "The total number of shares of all classes of stock
                which the Corporation shall have authority to issue is thirty-five million (35,000,000), consisting of twenty-five million shares of Common Stock, par value $.20 per share, and ten million (10,000,000) shares of Preferred Stock, par value $1.00 per share."

                SECOND: That thereafter, pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
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                THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                FOURTH: Immediately upon effectiveness of this Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each eight outstanding shares of the Corporation's Common Stock, par value $.20 per share ("Old Common Stock"), shall automatically, without further action on the part of the Corporation or any holder of such Old Common Stock, be reclassified into one new share of the Corporation's Common Stock, par value $.20 per share ("New Common Stock"), as constituted following the Effective Time. The reclassification of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time, regardless of when the certificates representing such shares of Old Common Stock are physically surrendered to the Corporation in exchange for certificates representing shares of New Common Stock. After the Effective Time, certificates representing shares of Old Common Stock will, until such shares are surrendered to the Corporation in exchange for certificates representing shares of New Common Stock, represent the number and class of shares of New Common Stock into which such shares of Old Common Stock shall have been converted pursuant to the reverse stock split and this amendment.

                In cases in which the conversion of shares of Old Common Stock into shares of New Common Stock shall result in any stockholder holding a fractional share, the Corporation shall pay the stockholder for such fractional share on the basis of the average closing market price of the Old Common Stock for the ten (10) trading days immediately preceding the Effective Time.

        IN WITNESS WHEREOF, Goodrich Petroleum Corporation has caused this certificate to be signed by Henry Goodrich, the Chairman of the Board this 12th day of March, 1998.

                                      GOODRICH PETROLEUM CORPORATION



                                      By: /s/  HENRY GOODRICH
                                          -------------------------------------
                                          Henry Goodrich, Chairman of the Board

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